Exhibit 99.1

Michael G. Bazinet Media Relations (800) 878-0549	Mark A. Rozelle Investor Relations (203) 622-3520

UST REPORTS SECOND QUARTER 2003 DILUTED EPS OF $.77 AND REAFFIRMS EPS TARGET OF $2.99 FOR THE YEAR

     GREENWICH, Conn., July 18, 2003 – UST Inc. (NYSE: UST) today announced that second quarter 2003 net sales increased 1.5 percent to $438.9 million, net earnings decreased 5.7 percent to $129.0 million and diluted earnings per share decreased 3.8 percent to $.77 compared to the corresponding 2002 period.

     “Financial results for the quarter came in as forecast,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “Despite the tough economic environment, we continue to target diluted earnings per share of $2.99 for the year.”

     For the six-month period ended June 30, net sales increased 6.4 percent to $858.9 million, net earnings decreased 0.3 percent to $239.8 million and diluted earnings per share increased 1.4 percent to $1.43.

     Selling, advertising and administrative expenses increased for both the second quarter and six-month period of 2003 due to higher salary and related costs, primarily pension expense, and higher legal and professional fees. In addition, the second quarter of 2002 included a $5.6 million reduction in benefits, as well as a $1 million gain from the sale of wine assets. The six-month comparison also includes a $4.4 million charge recorded in the first quarter of 2003, related to the bankruptcy filing of a significant wholesale customer of the smokeless tobacco business.

     Net interest expense increased significantly for both periods as a result of higher average debt levels and lower interest income.

     The company repurchased 1.2 million shares at a cost of $38.9 million during the second quarter and 2.5 million shares at a cost of $76.8 million for the year-to-date period ended June 30.

     Results for the six-month 2003 period were also favorably impacted by one additional billing day in the Smokeless Tobacco segment as compared to the corresponding 2002 period. The company’s smokeless tobacco products, which are dated for freshness to meet consumer preferences, are shipped to arrive and revenue is recognized, once a week, each Monday. If results for the corresponding 2002 period were adjusted to reflect an equivalent billing day basis, consolidated net sales for the six-month 2003 period would have shown an increase of 2.6 percent, and operating profit, net earnings and diluted earnings per share would have shown a decrease of 1.8 percent, 6.2 percent and 4.7 percent, respectively.

     In computing these non-GAAP (Generally Accepted Accounting Principles) financial results, the company adjusted the GAAP results of the corresponding 2002 period by the effect of an average six-month 2002 billing day. This adjustment had the effect of increasing 2002 net can sales of moist smokeless tobacco, net sales, operating profit, net earnings and diluted earnings per share by 12.4 million cans, $29.7 million, $24.3 million, $15 million and $.09, respectively. This information is provided for comparative purposes. While the GAAP information reflects the actual number of billing days in the respective periods, the trend

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information is not comparable due to the significance of one billing day’s impact on a reporting period’s results.

Smokeless Tobacco
     Smokeless Tobacco segment second quarter 2003 revenue increased 2.5 percent to $385.2 million, on a 1 percent decline in moist smokeless tobacco net can sales of 165.4 million cans. Operating profit decreased 0.2 percent to $228 million.

     For the six-month period ended June 30, revenue increased 7.4 percent to $753 million, on a 3 percent increase in moist smokeless tobacco net can sales to 319.4 million. Operating profit increased 4.6 percent to $427.8 million. On an equivalent billing day basis, net sales would have increased 3 percent, moist smokeless tobacco net can sales would have declined 0.9 percent and operating profit would have decreased 1.2 percent.

     “Despite a host of external factors affecting our business, we achieved our operating profit projection for the quarter,” said Murray S. Kessler, president of U.S. Smokeless Tobacco Company (USSTC). “We remain focused on our long-term objective of accelerating our marketing efforts to drive category growth.”

     USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended May 17, 2003, on a can-volume basis, indicates total category shipments increased 1.9 percent, versus the year-ago period. The premium segment declined 4.6 percent and the price value segment increased 29.2 percent during the same period. USSTC’s share declined 3.6 percentage points to 73.8 percent.

     RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

     The continued large-scale deployment of troops overseas, including reservists, to the Middle East has a continuing negative impact on RAD-SVT results since it only measures domestic retail shipments. In addition, the incidence of smokeless tobacco use by members of the military tends to be significantly higher than that of the broad adult population.

Wine Segment
     Wine segment second quarter 2003 revenue declined 11.8 percent to $42.8 million on a 6.9 percent decline in premium case sales. Sales were affected by a combination of factors in the marketplace, including increased price competition caused by the oversupply of grapes, cheaper imports and an apparent reduction in wholesale inventories. In addition, comparisons were affected by a series of outstanding wine ratings in the second quarter of 2002, which propelled case sales, particularly for Columbia Crest. This sales decline combined with a $1 million gain on the sale of an underutilized facility in 2002, caused an operating profit decline of 55.1 percent to $3.1 million.

     For the six-month 2003 period, net sales declined 5.4 percent to $85.8 million on a 0.5 percent increase in premium case sales. Operating profit of $9 million declined 26.7 percent over the corresponding 2002 period.

     “Although competitive pressures had a negative result on this quarters performance, our wine business continues to outperform many in the domestic wine industry,” said Theodor P. Baseler, president of International Wine & Spirits Ltd. “We remain focused on our long-term goal of building our core brands, improving overall product quality and implementing cost efficiencies.”

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Outlook
     For the year 2003, the company continues to target diluted earnings per share of $2.99. The original forecast included an upside potential of $3.07 if volume trends in smokeless tobacco and wine accelerated above plan. With no acceleration above plan in volume trends for the smokeless tobacco business in the first six months and current trends in the wine business coming in below plan, diluted earnings per share for the year should be within the range of $2.97 to $3.01. Third quarter 2003 diluted earnings per share, which includes one less billing day than 2002, is projected at $.75.

     A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #318546/UST or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by UST subsidiaries include Don Tomás, Astral and Helix premium cigars.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter

	2003	2002	% Change

Net sales	$438,870	$432,306	+1.5
Costs and expenses
Costs of products sold	92,186	91,436	+ 0.8
Selling, advertising and administrative	119,482	108,859	+ 9.8

Total costs and expenses	211,668	200,295	+ 5.7

Operating income	227,202	232,011	- 2.1
Interest, net	19,291	9,486	—

Earnings before income taxes	207,911	222,525	- 6.6
Income taxes	78,925	85,679	- 7.9

Net earnings	$128,986	$136,846	- 5.7

Net earnings per share:
Basic	$.77	$.81	- 4.9
Diluted	$.77	$.80	- 3.8
Dividends per share	$.50	$.48	+ 4.2
Average number of shares:
Basic	166,787	169,123
Diluted	167,920	171,373

	Six Months ended June 30,

	2003	2002	% Change

Net sales	$858,882	$807,520	+ 6.4
Costs and expenses
Costs of products sold	179,776	172,056	+ 4.5
Selling, advertising and administrative	252,277	225,107	+ 12.1

Total costs and expenses	432,053	397,163	+ 8.8

Operating income	426,829	410,357	+ 4.0
Interest, net	38,689	19,065	—

Earnings before income taxes	388,140	391,292	- 0.8
Income taxes	148,311	150,653	- 1.6

Net earnings	$239,829	$240,639	- 0.3

Net earnings per share:
Basic	$1.43	$1.43	—
Diluted	$1.43	$1.41	+ 1.4
Dividends per share	$1.00	$.96	+ 4.2
Average number of shares:
Basic	167,255	168,755
Diluted	168,252	170,839

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$404,432	$382,003
Inventories	535,259	535,704
Restricted deposits	—	1,242,431
All other current assets	128,001	131,129

Total current assets	1,067,692	2,291,267
Property, plant and equipment, net	380,328	389,866
Other assets	89,607	84,142

Total assets	$1,537,627	$2,765,275

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Litigation liability	$—	$1,260,510
All other current liabilities	198,615	201,932

Total current liabilities	198,615	1,462,442
Long-term debt	1,140,000	1,140,000
Other liabilities	223,516	209,823

Total liabilities	1,562,131	2,812,265
Stockholders’ deficit
Capital stock	103,181	102,720
Additional paid-in capital	722,015	696,905
Retained earnings	392,980	320,288
Accumulated other comprehensive loss	(61,839)	(62,879)

	1,156,337	1,057,034
Less treasury stock	1,180,841	1,104,024

Total stockholders’ deficit	(24,504)	(46,990)

Total liabilities and stockholders’ deficit	$1,537,627	$2,765,275

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,

	2003	2002

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities(1)	$(984,029)	$315,166
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,774)	(22,486)
Dispositions of property, plant and equipment	162	2,688

Net cash used in investing activities	(15,612)	(19,798)

FINANCING ACTIVITIES
Repayment of debt	—	(1,650)
Proceeds from the issuance of stock	23,593	47,264
Dividends paid	(167,137)	(162,285)
Stock repurchased	(76,817)	—
Withdrawals from (deposits into) restricted deposits	1,242,431	(44,471)

Net cash provided by (used in) financing activities	1,022,070	(161,142)

Increase in cash and cash equivalents	22,429	134,226
Cash and cash equivalents at beginning of year	382,003	271,969

Cash and cash equivalents at end of period	$404,432	$406,195

(1) Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion and net cash provided by operating activities of $278 million. In January 2003, the company paid the antitrust award utilizing funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

UST
SUPPLEMENTAL SCHEDULE OF
GAAP AND NON-GAAP INFORMATION
SECOND QUARTER

	Actual

Consolidated Results	2003	2002	%

Net sales (mil)	$438.9	$432.3	1.5%
Operating Income (mil)	$227.2	$232.0	-2.1%
Net Earnings (mil)	$129.0	$136.8	-5.7%
Diluted EPS	$.77	$.80	-3.8%
Smokeless Tobacco
Net Sales (mil)	$385.2	$375.7	2.5%
Operating Profit (mil)	$228.0	$228.4	-0.2%
MST Net Can Sales
Premium (mil)	149.9	154.6	-3.1%
Price Value (mil)	15.5	12.4	24.8%

Total (mil)	165.4	167.0	-1.0%
Wine
Net Sales (mil)	$42.8	$48.6	-11.8%
Operating Profit (mil)	$3.1	$6.8	-55.1%
Premium Case Sales (thou)	744	799	-6.9%

		Point	Volume
RAD-SVT 26 wk ended 5/17/03 (1)	Share	Chg.	% Chg.

Total Category			1.9%
Total Premium Segment	75.2%	-5.2 pts	-4.6%
Total Price Value Segment	24.6%	5.2 pts	29.2%
USSTC Share of Total Category	73.8%	-3.6 pts	-2.9%
USSTC Share of Premium	88.9%	0.2 pts	-4.4%
USSTC Share of Price Value	28.5%	-3.4 pts	15.4%

(1)	RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

The continued large-scale deployment of troops overseas, including reservists, to the Middle East has a continuing negative impact on RAD-SVT results since it only measures domestic retail shipments. In addition, the incidence of smokeless tobacco use by members of the military tends to be significantly higher than that of the broad adult population.

UST
SUPPLEMENTAL SCHEDULE OF
GAAP AND NON-GAAP INFORMATION
SIX-MONTHS ENDED JUNE 30

				2002 Non-GAAP Information (1)

	Actual				EBD	Non	% Chg.

Consolidated Results	2003	2002	%	Actual	Adj.	GAAP	‘03 vs.‘02

Net sales (mil)	$858.9	$807.5	6.4%	$807.5	$29.7	$837.2	2.6%
Operating Income (mil)	$426.9	$410.4	4.0%	$410.4	$24.3	$434.7	-1.8%
Net Earnings (mil)	$239.8	$240.6	-0.3%	$240.6	$15.0	$255.6	-6.2%
Diluted EPS	$1.43	$1.41	1.4%	$1.41	$.09	$1.50	-4.7%
Smokeless Tobacco
Net Sales (mil)	$753.0	$701.3	7.4%	$701.3	$29.7	$731.0	3.0%
Operating Profit (mil)	$427.8	$408.8	4.6%	$408.8	$24.3	$433.1	-1.2%
MST Net Can Sales
Premium (mil)	290.5	286.5	1.4%	286.5	11.5	298.0	-2.5%
Price Value (mil)	28.9	23.5	22.9%	23.5	0.9	24.4	18.2%

Total (mil)	319.4	310.0	3.0%	310.0	12.4	322.4	-0.9%
Wine
Net Sales (mil)	$85.8	$90.7	-5.4%
Operating Profit (mil)	$9.0	$12.2	-26.7%
Premium Case Sales (thou)	1,480	1,473	0.5%

(1)	EBD-Equal billing Day Basis. Adjustment represents an average six-month 2002 billing day.